Exhibit 5.1

25 January 2021	Partner: Andrew Gaffney
andrew.gaffney@klgates.com

The Board of Directors	T +61 3 9640 4329
Genetic Technologies Limited
60-66 Hanover Street	Our ref: gaffnea:7377758.00037
FITZROY VIC 3065

Dear Sirs

Form F-3 Registration Statement

We have acted as Australian legal counsel for Genetic Technologies Limited ACN 009 212 328, a company incorporated under the laws of the Commonwealth of Australia (“Company”), with respect to an offering for sale of up to 1,250,000 American Depositary Shares (“Offer”) pursuant to its F-3 Prospectus registered with the U.S. Securities and Exchange Commission dated March 23, 2020 (F-3 Prospectus ) and a Prospectus Supplement (to the F-3 Prospectus) dated 25 January 2021 (Prospectus Supplement). Each of the American Depositary Shares are convertible into 600 fully paid ordinary shares in the Company (“Shares”).

Assumptions in providing our opinion

As to various questions of fact relevant to this opinion, we have relied on and assumed the accuracy of, without independent verification:

●	an online search of the Company on the Australian Securities and Investments Commission (“ASIC”) records on 22 January 2021 (“ASIC search”);

●	a certificate from the Company’s Company Secretary detailing the securities it has issued in Australia in the prior 12 months and a calculation of the Company’s capacity as at the date of this letter to issue securities pursuant to ASX Listing Rules 7.1 and 7.1A;

●	the Company’s Constitution (a copy of which was provided to us by the Company).

For the purpose of the opinions set out below, we have also assumed, with your agreement and without independent investigation or verification, that:

(a)	all signatures are genuine and all documents, instruments and certificates submitted to us as originals are authentic and conform exactly with the authentic originals of all documents, instruments and certificates submitted to us as copies or forms or originals;

(b)	that each party to each document has all the requisite power and authority (corporate and otherwise) to execute and deliver and perform its obligations there under;

(c)	all matters of internal management required by the constitution of each of the parties to the relevant documents have been duly attended to (including, without limitation, the holding of properly constituted meetings of the boards of directors of each of those parties and the passing at those meetings of appropriate resolutions);

K&L GATES

Level 25 South Tower 525 Collins Street Melbourne VIC 3000 Australia

GPO Box 4388 Melbourne VIC 3001 DX 405 Melbourne

T +61 3 9205 2000   F +61 3 9205 2055   klgates.com

(d)	that any documents which purport to be governed by the law of any jurisdiction other than the federal and state laws of the Commonwealth of Australia are legal, valid and binding obligations on all of the parties thereto and under the applicable law and that none of the execution, delivery or performance of any document by any party thereto violates or contravenes or is rendered invalid, not binding or unenforceable under any applicable law under any jurisdiction other than the federal and state laws of the Commonwealth of Australia;

(e)	the Company will not engage in fraudulent or unconscionable conduct or conduct which is misleading or deceptive or which is likely to mislead or deceive in relation to the issuance or sale of Shares or ADS;

(f)	there is no bad faith, fraud, undue influence, coercion or duress or similar conduct on the part of the Company in relation to the issuance or sale of Shares or ADS under the Registration Statement;

(g)	all information provided to us by or on behalf of officers of the Company was true, correct and complete when provided and remains so at the date of this letter, containing all information required, without us making any separate enquiry or investigation other than viewing the ASIC search, in order for us to provide this opinion;

(h)	no party has contravened or will contravene any provision of the Australian Corporations Act 2001 (including Chapters 2E, 2J, 6 or generally sections 1041H or 1043A) (“Corporations Act”) by the issue of the Registration Statement or giving effect to any transaction in connection with a Registration Statement or undertaking or being involved in a transaction related to or connected with the Registration Statement or generally in any subsequent dealing in the Shares or ADS issued under the Registration Statement;

(i)	the Company will at all times duly comply with all its obligations under the Corporations Act, the ASX Listing Rules and otherwise required by law ;

(j)	the Company is and will be able to pay its debts as and when they fall due and is otherwise solvent as at the time the Shares or ADS are issued or sold;

(k)	the ASIC search we have examined is accurate and that the information disclosed by the search conducted by us is true and complete and that such information has not since then been altered and that such search did not fail to disclose any information which had been delivered for registration or filing against the Company’s records but which did not appear on the public records at the date of our search; and

(l)	the Company will lodge all requisite notices with the ASX in respect of the contemplated issue of securities under Offer.

2

Opinion

Based on and subject to the foregoing and in reliance thereof, in our opinion, the Shares which the American Depositary Shares the subject of the Offer under the Registration Statement are convertible-

1.	have been duly authorized by the Company; and

2.	when issued, will be validly issued, fully paid and non-assessable securities (in the Australian sense of no further monies being owed by the purchasers to the Company for the shares) of the Company.

This opinion is limited to the federal and state laws of the Commonwealth of Australia and no opinion or representation is given in respect of the application of any foreign laws to the issue or transfer of the securities or the contents or generally the compliance of the F-3 Prospectus, the Prospectus Supplement or any other matters under any applicable US laws or regulations.

Applicability

This opinion is given as at the date of this letter and we undertake no obligation to advise you of any changes (including but not limited to any subsequently enacted, published or reported laws, regulations or individual decisions) that may occur or come to our attention after the date of this letter which may affect our opinion.

We consent to incorporation by reference of this opinion in the Prospectus Supplement and to the reference of this firm under the caption “Legal Matters” therein, and we consent to the filing of this opinion as an exhibit 5.1 to the Company’s Report on Form 6-K.

Yours faithfully

Andrew Gaffney

Partner

K&L Gates

3